UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2024

SANARA MEDTECH INC.
(Exact name of registrant as specified in its charter)

Texas	001-39678	59-2219994
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1200 Summit Avenue, Suite 414 Fort Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 529-2300

(Former name or former address, if changed since last report)

Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SMTI	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Loan Agreement

On April 17, 2024 (the “Closing Date”), Sanara MedTech Inc. (the “Company”) entered into a Term Loan Agreement (the “Loan Agreement”), by and among the Company, as borrower, the subsidiary guarantors party thereto from time to time (collectively, the “Guarantors”), CRG Servicing LLC, as administrative agent and collateral agent (the “Agent”), and the lenders party thereto from time to time, providing for a senior secured term loan of up to $55.0 million (the “Loan”). The Loan Agreement provides for (i) $15.0 million of the Loan to be borrowed on the Closing Date (the “First Borrowing”) and (ii) up to an aggregate of $40.0 million available for borrowing in two subsequent borrowings, provided that each such borrowing must be at least $5.0 million or a multiple of $5.0 million and occur between the Closing Date and June 30, 2025, subject to the satisfaction of certain conditions, including that the First Borrowing having previously occurred and the Agent having received certain fees.

The Loan is due and payable on March 30, 2029 (the “Maturity Date”), absent any acceleration. Pursuant to the Loan Agreement, the proceeds of the Loan shall be used to repay the Cadence Term Loan (defined below), to pay fees and expenses related to the Loan Agreement, for certain permitted acquisitions and similar investments and for general working capital and corporate purposes.

The Loan bears interest at a per annum rate equal to 13.25% (subject to a 4.0% increase during an event of default), of which 8.00% must be paid in cash and 5.25% may, at the election of the Company, be deferred through the 19th quarterly Payment Date (defined below) by adding such amount to the aggregate principal loan amount, so long as no default or event of default under the Loan Agreement has occurred and is continuing. The Company is required to make quarterly interest payments on the final business day of each calendar quarter following the Closing Date, commencing on the first such date to occur at least 30 days after the Closing Date (each, a “Payment Date”). Interest is payable on each Payment Date in arrears with respect to the time between each Payment Date and upon the payment or prepayment of the Loan, ending on the Maturity Date. In addition, the Company is required to pay an upfront fee of 1.50% of the principal amount of the Loan, which is payable as amounts are advanced under the Loan on a pro rata basis. The Company will also be required to pay a back-end fee equal to 7.00% of the aggregate principal amount advanced under the Loan Agreement.

Subject to certain exceptions, the Company is required to make mandatory prepayments of the Loan with the proceeds of certain assets sales and in the event of a change of control of the Company. In addition, the Company may make a voluntary prepayment of the Loan, in whole or in part, at any time. All mandatory and voluntary prepayments of the Loan are subject to the payment of prepayment premiums as follows: (i) if prepayment occurs on or prior to the date that is one year following the applicable borrowing (the “Borrowing Date”), an amount equal to 10.0% of the aggregate outstanding principal amount of the Loan being prepaid and (ii) if prepayment occurs one year after the applicable Borrowing Date and on or prior to two years following the applicable Borrowing Date, an amount equal to 5.0% of the aggregate outstanding principal amount of the Loan being prepaid. No prepayment premium is due on any principal prepaid if prepayment occurs two years or more after the applicable Borrowing Date.

Certain of the Company’s current and future subsidiaries, including the Guarantors, are guaranteeing the obligations of the Company under the Loan Agreement. As security for their obligations under the Loan Agreement, on the Closing Date, the Company and the Guarantors entered into a security agreement with the Agent (the “Security Agreement”) pursuant to which the Company and the Guarantors granted to the Agent, as collateral agent for the lenders, a lien on substantially all of the Company’s and the Guarantors’ assets, including intellectual property (subject to certain exceptions).

The Loan Agreement contains affirmative and negative covenants customary for financings of this type, including limitations on the Company’s and the Guarantors’ abilities, among other things, to incur additional debt, grant or permit additional liens, make investments and acquisitions above certain thresholds, merge or consolidate with others, dispose of assets, pay dividends and distributions and enter into affiliate transactions, in each case, subject to certain exceptions. In addition, the Loan Agreement contains the following financial covenants requiring the Company and the Guarantors in the aggregate to maintain:

●	liquidity in an amount which shall exceed the greater of (i) $3.0 million and (ii) to the extent the Company has incurred certain permitted debt, the minimum cash balance, if any, required of the Company by the creditors of such permitted debt; and

●	annual minimum revenue: (i) for the twelve-month period beginning on January 1, 2024 and ending on December 31, 2024, of at least $60.0 million, (ii) for the twelve-month period beginning on January 1, 2025 and ending on December 31, 2025, of at least $75.0 million, (iii) for the twelve-month period beginning on January 1, 2026 and ending on December 31, 2026, of at least $85.0 million, (iv) for the twelve-month period beginning on January 1, 2027 and ending on December 31, 2027, of at least $95.0 million and (v) during each twelve-month period beginning on January 1 of a given year thereafter, of at least $105.0 million.

The Loan Agreement also contains representations and warranties of the Company and the Guarantors customary for financings of this type. In addition, such representations and warranties (i) are intended not as statements of fact, but rather as a way of allocating the risk between the parties to the Loan Agreement, (ii) have been qualified by reference to confidential disclosures made by the parties in connection with the Loan Agreement and (iii) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company. Accordingly, the Loan Agreement is included with this filing only to provide investors with information regarding the terms of the transaction and not to provide shareholders or other investors with any other factual information regarding the Company. Shareholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Loan Agreement, which subsequent information may or may not be fully reflected in public disclosures.

The Loan Agreement also includes events of default customary for financings of this type, including, among other things, non-payment, inaccuracy of representations and warranties, covenant breaches, a material adverse change (as defined in the Loan Agreement), bankruptcy and insolvency, material judgments and a change of control, in certain cases subject to customary periods to cure. The occurrence and continuance of an event of default could result in the acceleration of the obligations under the Loan Agreement.

The foregoing description of the Loan Agreement and the Security Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement and the Security Agreement, copies of which are filed herewith as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

On the Closing Date, the Company’s existing Loan Agreement, dated as of August 1, 2023 (the “Cadence Loan Agreement”), by and among the Company, a guarantor, Sanara MedTech Applied Technologies, LLC, a wholly owned subsidiary of the Company, and Cadence Bank (“Cadence”), which provided for an advancing term loan in the aggregate principal amount of $12.0 million (the “Cadence Term Loan”), terminated and all outstanding amounts under the Cadence Term Loan were repaid in full, and all security interests and other liens granted to or held by Cadence were terminated and released. The aggregate principal amount of the Cadence Term Loan outstanding under the Cadence Loan Agreement was $9.8 million at the time of termination, and the Cadence Term Loan bore interest at a per annum rate equal to the term secured overnight financing rate (Term SOFR) (as administered by the Federal Reserve Bank of New York) for a one-month tenor in effect on such day plus three percent (3.0%). At the time of termination, the Company also paid Cadence approximately $27.1 thousand, which consisted of interest accrued or deemed payable under the Cadence Loan Agreement. Absent termination, the Cadence Term Loan would have matured on August 1, 2028. The Company did not pay an exit fee or prepayment fee in connection with the Company’s voluntary repayment of the Cadence Term Loan.

The foregoing description of the Cadence Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Cadence Loan Agreement, a copy of which is filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on August 2, 2023 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 regarding the Loan Agreement is incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure.

On April 18, 2024, the Company issued a press release announcing the Loan Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The information included under Item 7.01 (including Exhibit 99.1) is furnished pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*	Term Loan Agreement, dated April 17, 2024, by and among Sanara MedTech Inc., as borrower, the Subsidiary Guarantors party thereto, the lenders party thereto and CRG Servicing LLC, as administrative agent and collateral agent.
10.2*	Form of Security Agreement, by and among Sanara MedTech Inc., the Subsidiary Guarantors party thereto and CRG Servicing LLC.
99.1	Press Release of Sanara MedTech Inc., issued April 18, 2024 (furnished pursuant to Item 7.01).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain schedules and exhibits to this agreement have been omitted pursuant to Items 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC or its staff upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 18, 2024

Sanara MedTech Inc.

		By:	/s/ Michael D. McNeil
		Name:	Michael D. McNeil
		Title:	Chief Financial Officer